Exhibit 99.1

SulphCo, Inc.

Prepared Remarks for the March 13, 2008 Investor Conference Call:

Stan Farmer

Good afternoon and thanks to everyone for joining us. With me on the call today are Dr. Larry Ryan, SulphCo’s Chief Executive Officer and Mr. Clay Chambers, SulphCo’s Chief Operating Officer. Please note that some of the information you will hear today may consist of forward-looking statements regarding revenue, memoranda of understanding, test results, margins, operating expenses, and future goals. Actual results or trends could differ materially from our forecast. For more information please refer to the risk factors discussed in our Forms 10-K and 10-Q on file with the SEC. SulphCo assumes no obligation to update any forward-looking statements or information as of their respective dates.

Larry Ryan

INTRODUCTION:

Hello, this is Larry Ryan, CEO of SulphCo and I’m here with Stan Farmer, Vice President and CFO of SulphCo and our new COO, Clay Chambers, who will participate on remote hookup from our Houston head quarters. Before we get started, I would like to thank all of the people on the phone who have joined our investor call. As with our previous calls, our goal on this call is to update our current and future investors on a number of key items related to progress being made in the technology and operations of SulphCo.

The overall agenda for the conference call is as follows: We will begin with a 20-25 minute summary of the activities over the past few months, starting with a brief recap of the last investor call held in November and then focusing on several areas: technology development and performance, updates on our continuing activities in Fujairah and Europe, as well as a commercial update on recent activities in Southeast Asia and elsewhere, recent communications from the SEC and a brief update on the leadership changes at SulphCo. We will then take questions for approximately 15-20 minutes.

SEC Investigation:

As we disclosed in our 10K, the company received a subpoena from the SEC formalizing virtually identical requests the company received in May, June and August last year seeking the voluntary production of documents and information relating to the following areas: Fujairah Oil Technology, the joint venture jointly owned by Sulphco and Trans Gulf Petroleum, the Company’s restatement of financials for the first three quarters of 2006, the non cash quarterly dividend for the quarter ended March 31, 2007 and the information and documents related to certain members of former management, all of whom left the company more than 11 months ago. Despite the subpoena and formal order of investigation authorizing its issuance, neither the SEC nor its staff has determined whether the company or any person has committed any violation of law.

Given the nature of these investigations we can only reiterate what we have already disclosed.

RECAP FROM LAST CALL:

In November, we updated you on areas of focus for the company including probe and technology development, our ongoing project in Europe, results from our activities in Fujairah, commercial discussions and strategy and company financials.

Regarding technology development, in November we discussed our licensing agreement with Industrial Sonomechanics (ISM) which provides SulphCo the exclusive right to ISM’s patented probe horn design and patent pending reactor design. We also described two other paths we were pursuing to provide potential customers with relevant lab and full-scale process data 1) the small-scale laboratory system and 2) the 5,000 bbl/day mobile skid unit for use locally in the USA.

We further provided an update on the status of our ongoing program with a testing partner in Europe, discussing the resumption of testing and anticipation of results from both series of testing once the analysis was completed.

As concerns Fujairah, we provided a detailed update on results from the 4 sets of trials that were conducted over the 2nd and 3rd quarters of 2007, emphasizing the sulphur reduction results. We also described the relative economic value of API, sulphur, and total acid number (TAN) levels in crude oil as published in a report for the World Bank.

From a commercial standpoint, we reiterated and reinforced our commitment to pursuing those projects that have the likelihood of generating revenue for the company as soon as possible, and indicated that customer interest in the technology was expanding. We also described the criteria we are using on a commercial basis to provide the best chance of success for SulphCo and the most benefit to potential customers: 1) Oil having properties consistent with the greatest economic potential for SulphCo and the customer; 2) Expansion and Growth potential with the same or other customers; and 3) Geographic and site accessibility considerations.

INTRO

Turning to the current business of this conference call, I would first like to state how happy I am with the quality of the Sulphco management team and employees and what we have been able to accomplish during my tenure as CEO. We have made significant progress in all facets of the business and believe that we are poised to start turning this company into a thriving commercial enterprise. Although there still remains significant work to do as we transition from the development phase into the commercial phase of our business, I feel that we continue to position the company properly for success.

Starting the review of what has occurred since our last conference call, I will begin with a summary of our activities in Fujairah and the current plans.

FUJAIRAH:

Our strategy in Fujairah over the past several quarters has been to use part of the facility equipped with 180,000 bbl/day capacity as a validation and testing vehicle for the Sonocracking™ process. As discussed in the last conference call, we have been able to produce relevant, full-scale testing results on a range of fuel oil and crude oils. We have subsequently used this data from Fujairah (and other data) in commercial discussions with potential customers. In the end analysis, these customers either want to locate a unit directly on their site and in their particular application, or they want to see testing results on their specific oil, which is understandable. As we’ve stated before, procuring and transporting tanker truck quantities of desired crude oil presents logistical problems, given the lack of small volume transportation infrastructure within Fujairah. Therefore, the majority of the customers located outside of the Middle East region have either opted to consider placing a unit on their site or sending smaller quantities of oil to Houston for testing in the laboratory unit. We also came to the conclusion that continuing trials on locally procured fuel and crude oil did not provide a great cost/benefit for SulphCo. The Fujairah market itself has the potential to be a rich one for Sonocracking in terms of fuel oil supply (it is the 3rd largest bunker fuel depot in the world) and crude oil processing opportunities (a new pipeline is being built and is expected to be completed in 2009). However, it has become clear to us that realization of commercial opportunities in the Fujairah region, although potentially lucrative for SulphCo, will only be realized on a longer timeframe.

Given these realities of the marketplace, we have decided, as announced in a recent press release, to relocate 90,000 bbls of Sonocracking™ capacity from Fujairah to locations having more immediate commercial potential. This will provide SulphCo a number of advantages, among which are a faster rollout and commercial acceptance of the Sonocracking™ technology, the ability to maximize asset utilization of invested plant and equipment, the ability to attract potential customers with a no risk equipment installation, and last but not least, to maximize the opportunity to generate revenue in the least amount of time. This will in turn, we believe, increase shareholder value.

We remain committed to Fujairah and will continue to use the facility as a testing and validation venue for customers in the Middle East region who are able to deliver appropriate quantities of their specific crude for testing. In fact, we are in discussions with several Middle East customers on this precise point and expect them to shortly make decisions as to how they would like to proceed. The goal of these trials would, of course, be to demonstrate the observable and reproducible effects of the Sonocracking™ process on their particular oil. That is not to say that we are not also continuing to pursue and develop relationships for commercial opportunities in Fujairah itself. We are, and we expect these opportunities to expand as the port continues to grow and the crude oil pipeline is completed. In the meantime, we are excited about the near term opportunity that we believe exists to convert existing Fujarian capacity into revenue generation for SulphCo.

OUR VALIDATION PARTNER IN EUROPE PROGRAM:

During the 4th quarter we continued our testing program with our European validation partner and announced the results from two rounds of testing in early January. Among the results we received, under certain processing conditions, we achieved up to 2 points of API gravity improvement, ~10% viscosity improvement, and shifting of the distillation components from higher to lower boiling (more valuable) components. For example, under one set of conditions, the crude fraction boiling above 432C, was reduced by ~15%, while the crude fraction boiling below 432C was increased by ~8%. Changes like this in the distillation curve distribution can have positive impact on refining economics, depending on the desired product slate. I want to stress two points regarding these test results. To begin with, the crude we tested had an insignificant Sulphur content by weight, so we did not see, nor did we expect to see, any meaningful sulphur reduction in this crude. Second, a 2 degree improvement on a 16 degree API crude represents a 12.5% shift in API, which is not an inconsequential number to a refiner. Finally, I should also point out that we were able during one of these runs to successfully operate our equipment, without interruption, and at flow rates as high as 110% of design capacity, for 19 continuous hours using a Sulphco Series II design probe. As I will discuss in a moment, our latest ultrasonic probe design incorporates a number of new features, which we believe will achieve greater reliability and performance than the earlier generation probes.

We have scheduled a meeting in April to meet with our European validation partner to discuss 1) the results from all of the trials to date, 2) further data collection and testing using updated probes, and 3) potential commercial opportunities and terms. We are looking forward to this meeting and the opportunity to continued progress with our validation partner.

PROBE DEVELOPMENT, STATUS, AND TECHNOLOGY APPROACH:

During the past several months, our technical teams at SulphCo and our probe manufacturing and development partner Maerkisches Werk (MWH) have been working on overdrive. As we announced last fall, SulphCo entered into a licensing agreement with Industrial Sonomechanics (ISM) for the use of their patented ultrasound base horn and patent pending reactor system. We also entered into consulting agreements with the principals of ISM, to allow us to take advantage of their decades of experience with ultrasonics and sonochemistry. We believe that the ISM probe design concept, along with the development capabilities of the SulphCo, MWH, and ISM teams will provide SulphCo with a state of the art platform for continuous improvement of the Sonocracking™ process.

To this end, in January we met in Germany with technical representatives from MWH and the principals of ISM to discuss modifications to the ISM probe design which will further enhance reliability and performance, and to discuss implementation of a novel patent pending reactor configuration developed by ISM. I have a very high confidence level that the engineering solutions developed by this team will translate into significant improvements in performance and operational probe life. Some of these improvements have already been incorporated into both laboratory and full-scale designs, and we expect to be able to install the improved systems in the lab as early as one week from now. We expect the full-scale modified systems to be ready for implementation when we install our units at a potential customer refinery in Southeast Asia.

Based on the unique technological improvements developed by our technology team, we have filed or are in the process of filing several new patent applications. The progress we have made to date is demonstrable. Whereas 12 months ago our main objective was to prevent our probes from failing after only a few minutes, our work now is focused on perfecting a state of the art ultrasonic probe, one ideally suited to a commercial heavy industrial application and a probe that can be optimized to the process variables of unique customer requirements. We have made very significant progress and I am proud of what the team has accomplished. We now have a reliable and industrial-grade system that should be capable of withstanding the demands of a 24x7 environment.

One important aspect in the ultrasound probe development process has been the ability to downscale the ISM-based probe design to a laboratory version. As stated in previous press releases and conference calls, the ISM-based probe design allows for larger tip amplitudes coupled with an ability to monitor the actual tip amplitude. This in turn leads to the ability to tailor the probe performance for a specific crude oil or processing environment. This laboratory version should allow for a direct correlation between laboratory and full-scale results, something that was not possible with the original SulphCo design. We expect to perform extensive experimentation in the lab over the coming days and weeks with these new probes.

HOUSTON

In the Houston lab, we have been performing experiments and trials with several crude oils with our laboratory unit. Although equipped with lower intensity, off the shelf probes, we nevertheless have been able to generate important data which has led to the preparation of other patent applications.

In Houston we have also been focused on the construction of a mobile 5,000 bbl/day processing skid that will be capable of being transported to production and collection sites in the local area. The construction of the unit is complete and we are proceeding with water testing this week. We are organizing oil supply so we can then proceed with a field test of the unit prior to installation at a potential customer. Once the field test is completed, we will then move to the next step, which will be processing oil at potential customer sites. We have already identified several sites that we can pursue once the unit is field ready. We expect that to be within the next few weeks.

Overall, there has been a lot of hard work and accomplishment in Houston over the past few months. I am proud of the team and we will continue at an even faster pace in the upcoming days and weeks.

Commercial Update

Now that we’ve reviewed the ongoing programs and technical developments, I would like to move on to the exciting opportunities we are executing and developing on the commercial end of the business. As I mentioned during our last conference call, SulphCo is transitioning from a development-stage company to a commercial and operational company. I am very happy with the progress we have made thus far and am encouraged by what lies ahead for us. Although there will always be certain elements of our progress which are outside of our control or which take longer to implement than we would like, our progress thus far has been exceptional.

We have directed our commercial efforts towards potential customers and applications that satisfy the following criteria:

1) Oil having properties consistent with the greatest economic potential for SulphCo and the potential customer.
2) Expansion and growth potential with the same or other customers.
3) Geographic and site accessibility considerations

Using these criteria, we have been able to select from a multitude of opportunities a handful that we believe hold the most promise for the Sonocracking™ technology.

As we recently reported, this approach has led to a limited distribution agreement with Pt. ISIS megah (ISIS). The distribution agreement we signed with ISIS on February 18, 2008, grants them rights to distribute the SulphCo Sonocracking™ technology throughout four countries in Southeast Asia. Upon signing this agreement, Isis had already identified a potential customer - a major government-owned oil producer and refiner in the region - and an application for the technology that ultimately led to our first conditional order for 30,000 bbls of Sonocracking™ capacity. At the time, based on input from ISIS, we were also optimistic that we would be able to secure another application for this potential customer that would require an additional 30,000 bbls of capacity. After the initial, conditional order, ISIS arranged for meetings between the SulphCo management team and the potential customer’s management team, which took place two weeks ago. During these meetings we discussed the Sonocracking™ technology and the potential benefits and shared our technical data. We also spent significant time understanding the numerous additional applications that the potential customer presented. Clay Chambers quickly identified several opportunities to utilize our Sonocracking™ technology within the potential customer’s many installations, walking them through an economic analysis which demonstrated the large potential benefits that could be achieved by using our process.

After receiving feedback from this potential customer about their potential needs and seeing their enthusiasm for our technology, we concluded that 60,000 barrels of capacity would be more appropriate to ship at this time. We expect that once we have installed these two units in their initial locations, that additional capacity may be required to fulfill their needs. This potential customer has opportunities to gain a significant economic advantage in crude oil supply, crude oil utilization rates, and by improving the quality of some crude oil fraction streams. Although the potential customer is primarily interested in the sulphur reduction capability of the process, there is also a significant potential for them to see additional benefit by improving the crude utilization rates and improving some crude fraction stream qualities. Overall the synergies between this potential customer’s needs and what SulphCo can provide today are extensive, and I am looking forward to establishing a long and fruitful relationship.

Since our return from Southeast Asia, we have been working diligently with ISIS and the potential customer to develop and execute the appropriate Operating Agreement. We hope to have this agreement in place upon a return visit to Southeast Asia for follow up meetings and discussions later this month.

We are also in late-stage discussions with another potential customer in the United States to take delivery of one of our 15,000 bbl/day units. This would be an important customer for us because of their proximity to other important refinery customers and because they have indicated a willingness, in addition to paying SulphCo for the process benefits, to act as a demonstration facility for our technology. I am hopeful that we can come to a final agreement with this potential customer within the upcoming days and will keep the investing community up to date accordingly.

There are several additional potential customers around the world with whom we are in varying stages of negotiation. With applications ranging from oil production and blending to crude treatment and refining. The geographies reach from North America to the Middle East and South America. We are actively working to get these customers what they need and to close these transactions. I am hopeful that over the next few months, we will be able to move forward on one or more of these opportunities.

Commercially, we are starting to make a lot of progress. The applications in Southeast Asia present a major opportunity for SulphCo to complete the sales cycle and transition to an operational business. We are focusing the majority of our commercial and technical efforts to ensure the best chance of success for SulphCo.

Leadership Changes

Now, turning my attention to some changes to our management committee here at SulphCo. As many of you likely saw in our press release yesterday, we indicated that Clay Chambers would be taking over the duties of our former President, Brian Savino. I would like this opportunity to wish Brian the best of luck in his future endeavors.

I am confident, that Clay’s 35 years of experience in refining technology make him an ideal person to help move SulphCo into a commercial phase, and the team has already felt Clay’s contribution in a variety of ways. Most notably, during our recent trip to Southeast Asia, Clay’s refinery experience was invaluable in helping our first potential customer understand the myriad benefits that the SulphCo technology can provide in their complex refinery setting. I am delighted and honored to have a man with Clay’s background and reputation on our team and am looking forward to many more successful customer negotiations with Clay in the driver’s seat.

Clay Chambers

It is great to be on board with Sulphco. This was confirmed on our recent trip to Southeast Asia. I am very enthusiastic both about the discussions with our potential customer and about the applications of Sulphco’s technology in the potential customer’s refineries. These applications will be beneficial for both the potential customer and Sulphco. For example, at least two of the refineries are operating below design capacity due to the inability to purchase economical crude supply which meets the maximum sulphur limitations of the refinery. I believe that installing the Sulphco technology will allow the refinery to buy lower cost, higher sulphur crude and raise the processing rate to the design level. In a second refinery, which is designed for medium sulphur crude oil, putting the Sulphco technology in front of the refinery would in my opinion allow more flexibility in higher sulphur crude buying, thus lowering the cost of crude to the refinery. In all of the refineries there is potential to process the vacuum residual stream in a Sonocracking unit to lower the sulphur and decrease the viscosity. After processing, the blending of the stream into a finished product will not require as much valuable kerosene or diesel fuel, thereby increasing the economic value of the products produced by the refinery.

Larry Ryan

Thanks Clay.

COMMUNICATION PLAN:

Now, I want to take this opportunity to reiterate our communication plan: we will continue to hold quarterly conference calls to keep the investment community updated on the recent activities of the company and to answer investor questions. We will also, of course, continue to issue 8k’s and press releases as material events warrant. As a leadership team, we want our investors to be as informed as possible on the relevant current events of the company.

SUMMARY:

In summary, we are enthusiastic about and encouraged by the progress and direction of the company and ongoing programs. The data we have accumulated to date, the conditional order we have received from our limited distributor, ISIS Megah, and meeting with the ultimate potential customer, as well as the interest and desire shown by several other potential customers are providing confidence in our ability to make the Sonocracking™ process and thereby SulphCo a thriving commercial operation. While there is still remaining work to be accomplished, we continue to take the appropriate path forward towards accomplishing our goal of increasing shareholder value.

OPEN FOR QUESTIONS: Thanks for your attention. Now, I would like to open up the line for any questions.